                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant [X]
     Filed by a party other than the registrant [ ]
     Check the appropriate box:
     [ ] Preliminary proxy statement
     [X] Definitive proxy statement
     [X] Definitive additional materials
     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            Amerada Hess Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            Amerada Hess Corporation
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------


- ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036

                                                                  March 29, 1994

Dear Stockholder:

      The Annual Meeting of Stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 4, 1994, at 2:00 P.M., local time. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

      You are cordially invited to attend this meeting. The Hess Office Building may be reached, if you travel by car, from Exits 127 (northbound) and 129 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR COOPERATION WILL BE APPRECIATED.

                                Sincerely yours,




          /s/ Leon Hess                           /s/ Robert F. Wright

       Chairman of the Board,                        President and
 Chairman of the Executive Committee            Chief Operating Officer
     and Chief Executive Officer




                                /s/ John B. Hess

                                Senior Executive
                                 Vice President

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      WEDNESDAY, MAY 4, 1994, AT 2:00 P.M.


To the Stockholders:

     The Annual Meeting of Stockholders of Amerada Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 4, 1994, at 2:00 P.M., local time, for the following purposes:

        1. To elect six directors for the ensuing three-year term (pages 1 to 15 of Proxy Statement);

        2. To act upon the ratification of the selection by the Board of Directors of Ernst & Young as independent auditors (page 16); and

        3. To transact any other business which properly may be brought before the meeting.

     All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 14, 1994 will be entitled to vote at the meeting.

                      By order of the Board of Directors,


                                 Carl T. Tursi
                                   Secretary

New York, New York
March 29, 1994


                             YOUR VOTE IS IMPORTANT

        YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.

                            AMERADA HESS CORPORATION
                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Amerada Hess Corporation (the "Corporation") for use at the Annual Meeting of Stockholders (the "Annual Meeting") on May 4, 1994, at 2:00 P.M., local time.

     The Corporation's principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this Proxy Statement is first being sent to stockholders is March 29, 1994.

     You may revoke the proxy at any time prior to its use by delivering a written notice to the Secretary of the Corporation, by executing a later-dated proxy in a form permitted under Delaware law, or by attending the Annual Meeting and voting in person. Proxies in the form enclosed, unless revoked prior to the closing of polls for each matter upon which the stockholders will be entitled to vote at the Annual Meeting, will be voted at the Annual Meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, for the election of directors nominated herein and the proposal to ratify the selection of Ernst & Young as independent auditors for the fiscal year ending December 31, 1994.

     Holders of record of Common Stock, par value $1.00 per share ("Common Stock"), of the Corporation at the close of business on March 14, 1994 will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. On March 14, 1994, there were 93,011,355 shares of Common Stock outstanding. There are no other voting securities of the Corporation outstanding. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.


                             ELECTION OF DIRECTORS

     At the Annual Meeting, six directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Election of directors shall be had by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect tabulation of the vote for directors. Although it is expected that all candidates will be able to serve, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless it reduces the number of directors to be elected.

     The table below presents information as of January 15, 1994 on the nominees for election as directors of the Corporation and the directors continuing in their respective terms of office:

                             NOMINEES FOR DIRECTOR
                                   Class III
                      For Three-Year Term Expiring in 1997

                             PRINCIPAL OCCUPATION                  DIRECTOR
         NAME               AND BUSINESS EXPERIENCE         AGE     SINCE      OTHER DIRECTORSHIPS
         ----               -----------------------         ---    --------    -------------------
Peter S. Hadley.......   Former Senior Vice President,      65       1991              --
                           Metropolitan Life Insurance
                           Company
John B. Hess..........   Senior Executive Vice President    39       1978              --
C. C. F. Laidlaw......   Former Chairman, Bridon plc        71       1983      Daimler Benz (U.K.)
                           (manufacturer of wire, wire                           Ltd.
                           products, fibers and
                           composite products);
                           Former Deputy Chairman,
                           The British Petroleum
                           Company plc;
                           Former Chairman, International
                           Computers Limited
William A. Pogue......   Former Chairman of the Board       66    1989         Bethlehem Steel
                           and Chief Executive Officer,                          Corporation
                           CBI Industries, Inc.                                Nalco Chemical Company
                           (company operating in                               Northern Trust
                           diversified businesses,                               Corporation
                           including construction of
                           metal plate structures and
                           other contracting services,
                           industrial gases, and oil
                           transport and storage)
John Y. Schreyer......   Executive Vice President and       54    1990                 --
                           Chief Financial Officer
William I. Spencer....   Independent Consultant;            76    1982                 --
                           Former President and Chief
                           Administrative Officer,
                           Citicorp and Citibank, N.A.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                                    Class I
                             Term Expiring in 1995

                             PRINCIPAL OCCUPATION                  DIRECTOR
         NAME               AND BUSINESS EXPERIENCE        AGE      SINCE        OTHER DIRECTORSHIPS
        -----               -----------------------        ---     --------      -------------------
Marco B. Bianchi......   Senior Vice President             54        1988                 --
J. Barclay Collins II.   Executive Vice President and      49        1986      Anchor Bancorp, Inc.
                           General Counsel
Leon Hess.............   Chairman of the Board, Chairman   79        1968                 --
                           of the Executive Committee
                           and Chief Executive Officer
Thomas H. Kean........   President, Drew University;       58        1990      Bell Atlantic Corporation
                           Former Governor of the                              Beneficial Corporation
                           State of New Jersey                                 Fiduciary Trust Company
                                                                                 International
                                                                               The ARA Group Inc.
                                                                               United HealthCare
                                                                                 Corporation
H. W. McCollum........   Chairman of the Finance           79        1969                 --
                           Committee

                                    Class II
                             Term Expiring in 1996

                             PRINCIPAL OCCUPATION               DIRECTOR
         NAME               AND BUSINESS EXPERIENCE      AGE     SINCE        OTHER DIRECTORSHIPS
         ----               -----------------------      ---    -------       -------------------
Bernard T. Deverin....   Former Executive Vice            68     1971                --
                           President of the Corporation
Edith E. Holiday......   Attorney; Former Assistant to    41     1993       Bessemer Trust Company, N.A.
                           the President of the United                      Bessemer Trust Company of
                           States and Secretary of the                        New Jersey
                           Cabinet; Former General                          Hercules, Incorporated
                           Counsel, United States                           H.J. Heinz Company
                           Treasury Department
Roger B. Oresman......   Consulting Partner,              73     1969                --
                           Milbank, Tweed,
                           Hadley & McCloy
                           (Attorneys)
William S. Renchard .    Honorary Director and former     86     1972                --
                           Chairman of the Board,
                           Chemical Bank
Richard B. Sellars....   Former Chairman of the Board     78     1980                --
                           and Chief Executive Officer,
                           Johnson & Johnson
Robert F. Wright......   President and Chief Operating    68     1981                --
                           Officer

     All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. From 1990 until 1993,

Ms. Holiday served as an assistant to President Bush and prior thereto in several senior positions in the United States Treasury Department. Mr. Hadley retired as Senior Vice President of Metropolitan Life Insurance Company in May 1991 and was elected a director of the Corporation in June 1991. Mr. Kean served as Governor of the State of New Jersey from January 1982 until January 1990, when he was named President of Drew University. Prior to his election as Director and Executive Vice President of the Corporation in July 1990, Mr. Schreyer was a partner in the accounting firm of Ernst & Young. Mr. Pogue was elected to the Board of Directors of the Corporation in June 1989 and retired as Chief Executive Officer of CBI Industries, Inc. in July 1989. Mr. Deverin retired as an Executive Vice President of the Corporation in January 1990.

     Leon Hess is John B. Hess' father. C.C.F. Laidlaw is the father of W.S.H. Laidlaw, an Executive Vice President of the Corporation. Leon Hess may be deemed to be a control person of the Corporation by virtue of his stock ownership. See "Ownership of Equity Securities by Management."

     The Audit Committee of the Board of Directors is composed of William I. Spencer, Chairman, Edith E. Holiday, Thomas H. Kean, C. C. F. Laidlaw, William
A. Pogue, William S. Renchard and Richard B. Sellars. The Audit Committee met three times in connection with 1993 business, twice in 1993 and once in 1994. The Audit Committee reviews the audit plan developed by the Corporation's independent auditors in connection with their annual audit of the Corporation's financial statements, the results of audits performed by the Corporation's independent auditors, the independent auditors' charges to the Corporation, the response of management of the Corporation to management letters issued by the Corporation's independent auditors, current accounting rules and changes therein, the operations of the Corporation's internal audit department and the Corporation's audited financial statements. The Audit Committee also recommends the selection of independent auditors to the Board of Directors each year.

     The Board of Directors' Compensation and Incentive Awards Committee is composed of Leon Hess, Chairman, Peter S. Hadley, William A. Pogue and William
I. Spencer. This Committee, which met once in 1993, approves and administers the Corporation's compensation policies for executive officers and approves the compensation of the Chief Executive Officer and in connection therewith makes awards of restricted Common Stock and book value appreciation units under the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan. The Board of Directors of the Corporation does not have a nominating committee.

     The Board of Directors met twelve times in 1993, and each director attended at least 75% of the aggregate of all Board of Directors' meetings and all meetings of committees of the Board of Directors on which he served during 1993, except for Mr. Wright, who for much of the year was in the United States Virgin Islands overseeing construction of a fluid catalytic cracking complex and associated gasoline upgrading facilities at the Corporation's St. Croix refinery.

CERTAIN TRANSACTIONS AND OTHER INFORMATION

     The Corporation retained Milbank, Tweed, Hadley & McCloy, of which Mr. Oresman was a partner through 1990 and is currently a consulting partner, to provide legal services in 1993. It is expected that the Corporation's dealings with this firm will continue in 1994. See "Compensation Committee Interlocks and Insider Participation" under "Executive Compensation and Other Information" with respect to transactions involving the Corporation and Mr. Leon Hess. See "Directors' Compensation" thereunder with respect to a prior agreement between the Corporation and Mr. Deverin.

     In April 1993, Mr. Philip Kramer, a director of the Corporation until July 1993, filed a Form 4 disclosing the sale on February 23, 1993 of shares of Common Stock of the Corporation. The sale should have been reported by March 10, 1993.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  SUMMARY OF COMPENSATION

     The following table sets forth information on cash and other compensation paid or accrued for each of the fiscal years ended December 31, 1993, 1992 and 1991 to each of the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, for services in all capacities to the Corporation and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                    --------------------------------------   -------------------------------------
                                                                                      AWARDS             PAYOUTS
                                                                             ------------------------   ----------
                                                                             RESTRICTED    SECURITIES
                                                                OTHER          STOCK       UNDERLYING                   ALL OTHER
                                                                ANNUAL       AWARD(S)($)    OPTIONS/      LTIP       COMPENSATION($)
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION($)        **         SARS(#)    PAYOUTS($)         ***
- ---------------------------  ----   ---------   --------   ---------------   -----------   ----------   ----------   ---------------
             (a)              (b)      (c)         (d)           (e)             (f)           (g)          (h)            (i)
- ---------------------------  ----   ---------   --------   ---------------   -----------   ----------   ----------   ---------------
Leon Hess,..............     1993     300,000      --             --              --           --           --           11,792
  Chairman of the Board      1992     300,000      --             --              --           --           --           11,443
    and Chief Executive      1991     300,000      --             --              --           --           --           11,111
    Officer

Robert F. Wright,.......     1993   1,025,000      --             --              --           --           --           11,792
  President and Chief        1992   1,025,000      --             --              --           --           --           11,443
    Operating Officer        1991   1,025,000      --             --              --           --           --           11,111

John B. Hess,...........     1993     735,000      --             --              --           --           --           11,792
  Senior Executive Vice      1992     735,000      --             --              --           --           --           11,443
    President                1991     735,000      --             --              --           --           --           11,111

W. S. H. Laidlaw,.......     1993     575,000      --           30,000*           --           --           --           11,792
  Executive Vice             1992     575,000      --           72,000*           --           --           --           11,443
    President and            1991     575,000      --          322,000*           --           --           --           11,111
    Managing Director
    of Amerada Hess
    Limited (the
    Corporation's wholly-
    owned British
    subsidiary)

John Y. Schreyer,.......     1993     550,000      --             --              --           --           --           11,792
  Executive Vice             1992     525,000      --             --              --           --           --           11,443
    President and Chief      1991     525,000      --             --              --           --           --           11,111
    Financial Officer

- ---------------
  * In connection with Mr. Laidlaw's overseas employment, the Corporation makes payments on behalf of Mr. Laidlaw to United Kingdom taxing authorities equal to the difference between Mr. Laidlaw's actual United Kingdom income tax liability and a notional United States income tax on his compensation. These disbursements made in 1993, 1992 and 1991 (for three tax years), based on the average dollar-sterling exchange rate for each such year, amounted to approximately $30,000, $54,000 and $311,000, respectively. The amounts shown in column (e) for 1992 and 1991 also include disbursements made in connection with Mr. Laidlaw's use of an automobile.

 ** At December 31, 1993, the named executives each held shares of restricted
    Common Stock, subject to vesting pursuant to the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan (the "Plan"), in the following amounts and having the following aggregate market values at such date: Mr. Wright, 25,000 shares, $1,128,125; Mr. J. B. Hess, 20,000 shares, $902,500; Mr. Laidlaw, 15,000 shares, $676,875; and Mr. Schreyer, 20,000 shares, $902,500. To the extent paid on the Corporation's Common Stock generally, dividends accrue on shares of restricted stock and are held in escrow until vesting, at which time they are paid, together with interest accrued thereon at short-term market rates, to the named executives.

    At December 31, 1993, the named executives also held book value appreciation units, subject to vesting pursuant to the Plan together with related shares of restricted stock, in the following amounts and having the following aggregate dollar values at such date: Mr. Wright, 25,000 units, $38,000; Mr.
    J. B. Hess, 20,000 units, $30,400; Mr. Laidlaw, 15,000 units, $22,800; and
    Mr. Schreyer, 20,000 units, $21,800. Each book value appreciation unit entitles the holder to a cash payment equal to the increase, if any, in the book value per share of Common Stock over the vesting period of the restricted stock.

*** Amounts shown in column (i) represent matching contributions of the Corporation credited to the named executive officers under the Corporation's Employees' Savings and Stock Bonus Plan.

  STOCK OPTIONS

    The Corporation's 1973 Stock Option Plan for Key Employees expired on March 7, 1983. All options theretofore awarded under such plan were exercised or expired unexercised on or before February 28, 1993. The following table sets forth information as to the named executives regarding the exercise of stock options during the last fiscal year.

                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                     AND FISCAL YEAR-END OPTION VALUES

- ------------------------------------------------------------------------------------------------------------------
                                                                                    NUMBER OF
                                                                                   SECURITIES           VALUE OF
                                                  SHARES       VALUE REALIZED      UNDERLYING         UNEXERCISED
                  NAME                          ACQUIRED ON          ($)          UNEXERCISED        IN-THE-MONEY
                                                EXERCISE (#)                         OPTIONS            OPTIONS
                                                                                  AT FY-END (#)      AT FY-END ($)
                   (A)                               (B)             (C)               (D)               (E)
- ------------------------------------------------------------------------------------------------------------------
Leon Hess, Chief Executive Officer...........         --              --               --                --

Robert F. Wright, President and Chief
  Operating Officer..........................       4,000          110,000             --                --

John B. Hess, Senior Executive Vice
  President..................................         --              --               --                --

W. S. H. Laidlaw, Executive Vice  President..         --              --               --                --

John Y. Schreyer, Executive Vice President...         --              --               --                --

  RETIREMENT PLANS

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Corporation's qualified defined benefit pension plan, the Employees' Pension Plan (the "Pension Plan"), as well as a nonqualified supplemental plan that provides benefits, paid from the general assets of the Company, that would otherwise be paid to participants under the Pension Plan but for certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the Pension Plan and supplemental plan and years of service:

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE
                          --------------------------------------------------------------
     REMUNERATION         15             20             25             30             35
     ------------         --             --             --             --             --
      $  300,000      $  72,000      $  96,000      $ 120,000      $ 144,000      $ 168,000
         500,000        120,000        160,000        200,000        240,000        280,000
         600,000        144,000        192,000        240,000        288,000        336,000
         700,000        168,000        224,000        280,000        336,000        392,000
         800,000        192,000        256,000        320,000        384,000        448,000
       1,000,000        240,000        320,000        400,000        480,000        560,000
       1,250,000        300,000        400,000        500,000        600,000        700,000

     A participant's remuneration covered by the Pension Plan and the supplemental plan is twelve times the participant's average monthly compensation (as reported on an annual basis in column (c) of the Summary Compensation Table) in the 36 consecutive months (or the number of consecutive months of employment, if fewer) of highest compensation during the 60 months immediately preceding the participant's retirement date. Benefits shown are computed as a straight single life annuity beginning at age 65 and do not reflect the offset for a portion of social security benefits as required under the Pension Plan. Covered compensation for the named executives (other than Mr. Leon Hess) as of December 31, 1993 was: Mr. Wright: $1,025,000; Mr. J. B. Hess: $735,000; Mr. Laidlaw:
$575,000; and Mr. Schreyer: $533,333.

     Since April 1, 1985, Mr. Leon Hess has been receiving annual pension benefits under the Employees' Pension Plan of $120,391 as required under Section 401(a)(9) of the Internal Revenue Code. The years of credited service for the named executives under the Pension Plan and, except for Messrs. Leon Hess and Schreyer, the supplemental plan as of January 15, 1994, are as follows: John B. Hess, 16 years; Leon Hess, 61 years; W. S. H. Laidlaw, 12 years; John Y. Schreyer, 3 years; and Robert F. Wright, 30 years. As of January 15, 1994, Mr. Schreyer had 29 years of credited service under the supplemental plan pursuant to a determination of the Compensation and Incentive Awards Committee which gave Mr. Schreyer credit for 26 years of prior service with Ernst & Young (or its predecessor) for purposes of determining benefits payable under the supplemental plan. However, retirement benefits payable to Mr. Schreyer in connection with his prior employment will be deducted from benefits payable under the supplemental plan. Mr. Leon Hess is ineligible to receive benefits under the supplemental plan.

  DIRECTORS' COMPENSATION

     Each director who is not an employee of the Corporation or any of its subsidiaries receives an annual fee of $50,000 and a fee of $1,000 for each Board of Directors' and Stockholders' meeting attended. Each such director generally receives an annual fee of $4,000 for membership on each committee of the Board of Directors (other than the Compensation and Incentive Awards Committee) on which such director serves and a fee of $1,000 for each committee meeting attended, except that each such director who is a member of the Executive Committee receives an annual fee of $75,000, but no fee for each meeting attended. The members of the Executive Committee are Leon Hess, Chairman, Bernard T. Deverin, Peter S. Hadley, John B. Hess, Thomas H. Kean, C.
C. F. Laidlaw, William A. Pogue, John Y. Schreyer, William I. Spencer and Robert
F. Wright. Leon Hess, John B. Hess, John Y. Schreyer and Robert F. Wright are employees of the Corporation and receive no additional compensation for serving on any committee of the Board of Directors.

     During part of 1993, the Corporation had an agreement with Mr. Deverin pursuant to which Mr. Deverin conducted certain trading activities on behalf of the Corporation. As compensation for his services under the terms of the agreement, Mr. Deverin was entitled to receive 10% of the trading profits resulting from such activities, net of all related commissions, fees and administrative costs. Mr. Deverin received no payments under this agreement for 1993.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Leon Hess, Hadley, Pogue and Spencer served as members of the Corporation's Compensation and Incentive Awards Committee during 1993. Mr. Leon Hess also served as Chief Executive Officer of the Corporation during 1993 and continues to serve in that position.

     Mr. Leon Hess owns 11 1/2%, and owns a 50% equity interest in another corporation which owns 34%, of the capital stock of Galaxie Corporation, of which Southland Oil Co. ("Southland") is a wholly-owned subsidiary. From January 1, 1993 through January 31, 1994, the Corporation sold $14,526,000 of crude oil to Southland and purchased $5,187,000 of gas oil from Southland. The sales and purchases were at competitive market values and prices. It is expected that the Corporation's dealings with this company will continue in 1994.

     Mr. Leon Hess owns 50% of the capital stock of Mississippi Valley Gas Company ("Mississippi Valley"), of which Mississippi Energies Inc. is a wholly-owned subsidiary. Prior to 1993, the Corporation, Southland, Mississippi Energies Inc. and Capitol Street Corporation, a wholly-owned subsidiary of Galaxie Corporation, participated with unrelated third parties in the drilling of four oil and gas development wells in Mississippi, in three of which the above-named parties own undivided interests of 40%, 13%, 13% and 13%, respectively, and in one of which they own undivided interests of 45%, 15%, 15% and 15%, respectively. Two of these wells are currently productive. The Corporation also participated in the construction of a gathering system in which the above-named parties own undivided interests of 40%, 13%, 13% and 13%, respectively. Pursuant to the terms of its participations, the Corporation expended $81,000 for operating expenses and capital costs in 1993 in connection with the development and operation of these wells. The Corporation sold its share of natural gas produced from the two productive wells during 1993 to Mississippi Valley for $261,000. The Corporation believes that the terms of its participation in each of these wells and the gathering system and the prices and terms of its sales of natural gas production therefrom are at least as favorable to it as those it would have received if all participants and the purchaser of such natural gas production were unrelated third parties. In 1994, the Corporation will incur its share of operating expenses for the wells and the gathering system. The Corporation also expects to continue to sell its share of natural gas production from these wells to Mississippi Valley at competitive market prices during 1994.

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Incentive Awards Committee (the "Committee") of the Board of Directors of the Corporation is responsible for approving and administering the Corporation's compensation policies for executive officers and approving the compensation of the Chief Executive Officer. The following report was prepared by the Committee after its meeting on February 2, 1994 and the Committee reported to the Board of Directors at its meeting held March 2, 1994.

  Executive Compensation Policies.

     The Corporation's executive compensation policy is designed to attract and retain executives and motivate them to achieve the Corporation's business goals through a combination of cash and stock-based compensation. The key elements of executive compensation consist of cash salary, occasional discretionary cash bonuses, and restricted stock awards. However, in considering executive compensation, the Committee also takes into account the full compensation package afforded to each executive, including retirement benefits and other benefits generally available to all eligible employees, such as the Corporation's matching contributions under the Employees' Savings and Stock Bonus Plan, and group life insurance and health benefits.

     Cash Compensation -- Salary. Cash salary is the primary element of executive compensation. The Committee believes that, in general, cash salary represents a higher percentage of total direct compensation for the Corporation's executive officers than for executive officers of most similarly-sized companies. In determining salary levels for executive officers, the Committee considers the following subjective and quantitative factors:

     o job level and responsibility;

     o recent corporate performance, including results of operations, success in implementing corporate strategy and long-term goals and development of future strategies;

     o individual performance, particularly as related to special projects or for extraordinary contributions; and

     o an objective of keeping total cash compensation at the 75th percentile or better of a group of companies compiled by an independent consultant comprising 194 industrial companies with sales in excess of $1 billion (which group includes 5 companies also included in Standard & Poor's Oil (Domestic Integrated) Stock Index discussed under "Performance Graph"), in recognition of the Corporation's need to remain competitive in attracting and retaining talented executives to work as part of a lean management team functioning in a demanding corporate and market environment.

The Compensation Committee has access to independent consultants to aid in establishing salary and compensation levels.

     Only one of the executive officers named in the Summary Compensation Table above received a salary increase in 1993. The increase was 4.8%. Salary increases for other executive officers in 1993 averaged 4.4%. The salary increases were given primarily to keep executive salaries in the competitive range discussed above, and were made following a year in which no salary increases were given. The increases were kept at modest levels in view of the difficult conditions which continued to prevail in the petroleum industry and as part of the Corporation's effort to conserve cash flow for its major capital projects then under construction and, at the current time, to preserve cash flow and to reduce debt.

     Cash Compensation -- Bonus. Cash bonuses are generally not paid, but they are occasionally utilized to reward extraordinary efforts by an individual or performance which was particularly beneficial to the Corporation.

     Although cash bonuses are granted on a discretionary basis primarily to reward individual contribution and thus are not necessarily tied to any particular measure or level of corporate performance, such bonuses have generally been awarded more liberally following periods of superior performance by the Corporation. For example, cash bonuses were paid for 1990 following two years of substantially improved earnings. No cash bonuses were paid for 1991, 1992 or 1993.

     Restricted Stock. Under the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan approved by stockholders of the Corporation in 1981, restricted shares of the Corporation's common stock together with book value appreciation units (each representing the increase, if any, in the Corporation's book value per share of common stock over the vesting period) are awarded to attract and retain key management and executive employees and to provide incentives for such employees to work for the Corporation's long-term growth and return to stockholders. Although the Plan gives the Committee discretion to determine the terms of vesting and payment, in the past these awards generally have had a five-year vesting period, assuring that individuals who vest in such shares and units have been participants in long-term corporate efforts. In selecting employees to participate in the Plan and in determining the amount of an award to be granted, the Committee considers a number of subjective factors, including the functions and responsibilities of the employee, the employee's past and potential contribution to the profitability and growth of the Corporation, the value of the employee's services, and the amount and timing of prior awards. The Plan originally had 1,500,000 shares of Common Stock and an equal number of book value units available for grant; at year-end 1993, the Plan had 641,400 shares of Common Stock and 641,400 book value units available for grant. The Plan is scheduled to expire in 1997. An award of 5,000 shares and 5,000 book value units was made to one executive officer in 1993, largely in recognition of his extraordinary efforts in connection with one of the Corporation's major capital projects.

     Other Benefit Plans. The Corporation has adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as other eligible employees of the Corporation, subject to applicable limits imposed on contributions and benefits under Internal Revenue Code regulations. In addition to group life insurance and health benefit plans, the Corporation has adopted the Employees' Savings and Stock Bonus Plan, approved by stockholders in 1981, under which participants can elect to invest up to 5% of salary in several funds, one of which invests in the Corporation's Common Stock, and the Corporation provides matching contributions for each participant, all of which are invested in the Corporation's Common Stock. The Corporation believes that this matching structure helps to align the financial interests of all participants with those of stockholders by encouraging them to work toward enhancing the value of the Corporation's Common Stock.

     The Committee has studied the change in tax law limiting the deductibility of executive compensation exceeding $1 million for the Corporation's executive officers named in the Summary Compensation Table above. Changes in the Corporation's compensation policies that would be required to qualify for full deductibility have been analyzed, including possible changes in the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan. The Committee examined the amount of potential additional tax at issue. The Committee concluded that the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership

Plan had worked very effectively for the Corporation and that it was in the best interests of the Corporation to maintain the Plan in its current form. It also concluded that the amounts of compensation that would not be deductible were not likely to be material to the Corporation. The Committee therefore decided to maintain the Corporation's compensation policy and its Executive Long-Term Incentive Compensation and Stock Ownership Plan in their current form.

  Compensation of Chief Executive Officer.

     The Committee believes that the circumstances determining the compensation of the Chief Executive Officer are unique and may be simply stated. Recognizing his significant ownership position in the Corporation, Mr. Leon Hess, Chairman of the Board and Chief Executive Officer, has requested that his compensation remain at below-market levels and the Committee has approved this request for 1994. His annual salary has been kept as $300,000 since 1987. As a member of the Compensation and Incentive Awards Committee, Mr. Leon Hess is ineligible to receive awards of restricted stock or book value appreciation units and has never received any such awards. Mr. Leon Hess received no stock options under the Corporation's 1973 Stock Option Plan for Key Employees which expired in 1983 and under which all options have expired or been exercised on or before February 28, 1993. In short, the Committee believes that Mr. Leon Hess' total compensation for 1993, consistent with his levels of compensation for prior years, remained at a level far below that of his counterparts at similarly-sized companies and below that which may otherwise have been warranted by the Corporation's past performance.


            Peter S. Hadley                     William A. Pogue




            Leon Hess                           William I. Spencer

  PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return, assuming reinvestment of dividends, on the Corporation's common stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's 500 Stock Index, which includes the Corporation, and the cumulative total return, assuming reinvestment of dividends, of Standard & Poor's Oil (Domestic Integrated) Stock Index, a published industry index which includes the Corporation, as of each December 31 over a five-year period commencing on December 31, 1988 and ending on December 31, 1993:

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)
                            YEARS ENDED DECEMBER 31

                                                                    S&P OIL
                                                                   (DOMESTIC
      MEASUREMENT PERIOD         AMERADA HESS    S&P 500 STOCK    INTEGRATED)
    (FISCAL YEAR COVERED)         CORPORATION        INDEX        STOCK INDEX
1988                                  $ 100.00        $ 100.00        $ 100.00
1989                                    157.05          131.69          144.01
1990                                    151.31          127.60          136.73
1991                                    156.84          166.47          127.82
1992                                    153.99          179.15          130.54
1993                                    152.89          197.21          137.54

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of December 31, 1993, information as to the ownership of more than 5% of any class of the Corporation's voting securities by beneficial owners known by the Corporation to hold more than 5% of any such class:

                                                                  AMOUNT AND
                                      NAME AND ADDRESS            NATURE OF
                                       OF BENEFICIAL              BENEFICIAL          PERCENT
       TITLE OF CLASS                      OWNER                 OWNERSHIP(A)         OF CLASS
- -----------------------------  ------------------------------    ------------         --------
Common Stock.................  Leon Hess                          12,029,384(b)          13.0
                               c/o Amerada Hess Corporation
                               1185 Avenue of the Americas
                               New York, New York 10036
Common Stock.................  FMR Corp.                          10,122,940(c)         10.93
                               Edward C. Johnson 3d
                               c/o FMR Corp.
                               82 Devonshire Street
                               Boston, Massachusetts 02109

- ---------------

     (a) The information in the above table and in the notes thereto, other than with respect to Mr. Leon Hess, was obtained from the Schedule 13G filed jointly with the Securities and Exchange Commission in February 1994 by FMR Corp. and Mr. Edward C. Johnson 3d.

     (b) Mr. Leon Hess has sole voting and dispositive power over these shares.

     (c) This amount includes 247,902 shares as to which such beneficial owner has sole voting power, 10,900 shares as to which it has shared voting power, 10,112,040 shares as to which it has sole dispositive power and 10,900 shares as to which it has shared dispositive power. FMR Corp. controls Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser which beneficially owns and has sole dispositive power, but no voting power, over 9,730,638 shares of Common Stock of the Corporation as a result of acting as investment adviser to several registered investment companies. FMR Corp. also controls Fidelity Management Trust Company, a wholly-owned bank subsidiary which is the beneficial owner of 365,502 shares of Common Stock of the Corporation, of which it has sole dispositive power over all such shares and of which it has sole voting power over 232,002 shares.

     Mr. Edward C. Johnson 3d owns 34% of the outstanding voting common stock and is chairman of FMR Corp. Mr. Johnson and various Johnson family members, through their ownership of voting common stock, form a controlling group with respect to FMR Corp. The number of shares reported in the table above with respect to such beneficial owner includes 23,400 shares owned directly by Mr. Johnson or in Johnson family trusts. Mr. Johnson has sole voting and dispositive power over 12,500 shares, and shared voting and dispositive power over 10,900 shares.

     Of the shares reported in the table above with respect to such beneficial owner, 3,400 shares are beneficially owned by Fidelity International Limited ("FIL"), a Bermudian joint stock company and an investment adviser to various foreign investment companies and certain institutional investors. FIL has sole voting and dispositive power over these shares. A partnership controlled by Mr. Edward C. Johnson 3d and members of his family owns shares of FIL stock having 48.879% of the voting power of FIL voting stock. Mr. Johnson is also the chairman of FIL. FMR Corp. and FIL are of the view that they are not acting as a group for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required thereunder to attribute to each other securities beneficially owned by each other. However, FMR Corp. made its 13G filing on a voluntary basis as if all of the shares are beneficially owned by FMR Corp. and FIL on a joint basis.

OWNERSHIP OF EQUITY SECURITIES BY MANAGEMENT

     The table below sets forth as to each director and named executive officer, and all directors and executive officers as a group, information regarding their ownership of equity securities of the Corporation on January 15, 1994. The persons listed below each have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column "Percent of Outstanding Shares of Common Stock Owned" the securities held represent less than one percent of the Common Stock.

                                                            AMOUNT AND
                                                            NATURE OF         PERCENT OF
                                                            BENEFICIAL        OUTSTANDING
                                                           OWNERSHIP OF        SHARES OF
                                                              COMMON            COMMON
        NAME                                                 STOCK(A)         STOCK OWNED
                                                           ------------       -----------
    Marco B. Bianchi.......................................      16,246             --
    J. Barclay Collins II..................................      15,011             --
    Bernard T. Deverin.....................................      31,136             --
    Peter S. Hadley........................................       1,009(b)          --
    John B. Hess...........................................   1,607,454(c)         1.7
    Leon Hess..............................................   9,715,953           10.5
                                                             2,313,431(d)          2.5
    Edith E. Holiday.......................................       1,000             --
    Thomas H. Kean.........................................       1,000             --
    C. C. F. Laidlaw.......................................       1,000             --
    W. S. H. Laidlaw.......................................      41,528(e)          --
    H. W. McCollum.........................................      92,279             --
    Roger B. Oresman.......................................      80,352(f)          --
    William A. Pogue.......................................       1,000             --
    William S. Renchard....................................       2,500             --
    John Y. Schreyer.......................................      21,716             --
    Richard B. Sellars.....................................       3,400             --
    William I. Spencer.....................................         500             --
    Robert F. Wright.......................................     123,055             --
    All directors and executive officers as a group........  14,239,747           15.4

- ---------------

     (a) These figures include 1,221 shares vested in the name of Mr. Bianchi, 9,739 shares vested in the name of Mr. J. B. Hess, 4,528 shares vested in the name of Mr. W. S. H. Laidlaw, 6,760 shares vested in the name of Mr. McCollum, 716 shares vested in the name of Mr. Schreyer, 10,861 shares vested in the name of Mr. Wright and 115,033 shares vested for all executive officers and directors as a group under the Corporation's Employees' Savings and

         Stock Bonus Plan, as to which these individuals and the group have investment power but generally do not have voting power, except with respect to shares purchased with each such individual's own contributions, which will be voted by the plan trustee in accordance with such individual's written instructions; and 5,000 shares held in escrow under the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan for Mr. Bianchi, 5,000 shares held in escrow under said Plan for Mr. Collins, 20,000 shares held in escrow under said Plan for Mr. J. B. Hess, 15,000 shares held in escrow under said Plan for Mr. W. S. H. Laidlaw, 20,000 shares held in escrow under said Plan for Mr. Schreyer, 25,000 shares held in escrow under said Plan for Mr. Wright, and 118,000 shares held in escrow for all executive officers and directors as a group under said Plan as to which these individuals and the group have voting power but not investment power.

     (b) Mr. Hadley holds these shares jointly with his wife and shares voting and investment power.

     (c) This figure includes 1,280,094 shares held by a family corporation, the preferred stock of which is held by a trust of which Mr. J. B. Hess is trustee and 33 1/3% of the common stock of which is owned by Mr. J. B. Hess. The preferred stock of such corporation has 99% of the total voting power of all classes of stock of such corporation. As trustee Mr. J. B. Hess has voting power and investment power with respect to such preferred stock. Mr. J. B. Hess' mother is the beneficiary of this trust and Mr. Leon Hess has a remainder interest therein. This figure excludes 23,423 shares held by a trust of which Mr. J. B. Hess is the beneficiary.

     (d) This figure includes 175,218 shares held by five corporations (including that referred to in note (e) below) of which Mr. Leon Hess is an officer, director and owner of voting preferred stock having at least 80% of the total voting power of all classes of stock and 1,794 shares held by a trust of which Mr. Leon Hess is trustee. It also includes 2,136,419 shares held by Hess Foundation, Inc. of which Mr. Leon Hess is an officer and a director. It excludes 107,286 shares held by Capitol Street Corporation, in which Mr. Hess indirectly owns an equity interest as described in "Compensation Committee Interlocks and Insider Participation" under "Executive Compensation and Other Information". Mr. Hess disclaims beneficial ownership of such shares. Mr. Leon Hess' address is in care of the Corporation, 1185 Avenue of the Americas, New York, New York 10036.

     (e) Mr. W. S. H. Laidlaw also owns the common stock of a corporation, the preferred stock of which is owned by Mr. Leon Hess, which owns 35,000 shares of Common Stock. The preferred stock has more than 92% of the total voting power of all classes of stock of this corporation.

     (f) This figure includes 70,581 shares held in trusts (including 23,423 shares held in the trust referred to in the last sentence of note (c) above) of which Mr. Oresman is a co-trustee and with respect to which he has shared voting and investment power.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Based on the recommendation of its Audit Committee, the Board of Directors has selected the firm of Ernst & Young as the independent auditors of the Corporation for the fiscal year ending December 31, 1994. Ernst & Young has acted for the Corporation in such capacity since November 1, 1971. The Board proposes that the stockholders ratify such selection at the Annual Meeting.

     If the stockholders do not ratify the selection of Ernst & Young, the selection of independent auditors will be reconsidered by the Board of Directors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.


                                 OTHER MATTERS

     The Board of Directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

     The cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. The fees of said organization for this solicitation are not expected to exceed $20,000, exclusive of expenses.

     Proposals which stockholders wish to include in the Corporation's proxy materials relating to the 1995 Annual Meeting of Stockholders must be received by the Corporation no later than November 29, 1994.

     It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope.

                      By order of the Board of Directors,

                                          CARL T. TURSI
                                                  Secretary
New York, New York
March 29, 1994

                           AMERADA HESS CORPORATION

                    PROXY SOLICITED BY BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 1994

        The undersigned appoints LEON HESS, ROBERT F. WRIGHT and JOHN B. HESS, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amerada Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 4, 1994, at 2:00 p.m., local time, and all adjournments thereof as directed on the reverse side of this card and, in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

        The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Meeting or at any adjournment thereof.

        PLEASE INDICATE ON THE REVERSE SIDE OF THIS CARD HOW YOUR STOCK IS TO BE VOTED.

        IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED FOR ALL NOMINEES IN
ITEM 1 AND FOR PROPOSAL 2 ON THE REVERSE SIDE OF THIS CARD.

        Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.

                               (Continued and to be signed on the other side)

            __________          ___________________          /X/ Please mark
              SHARES              DIV. REINV. SHS.                your votes
                                                                   as this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

1. Election of the following nominees as Directors for three-year term expiring in 1997:
        P.S. Hadley, J.B. Hess, C.C.F. Laidlaw, W.A. Pogue, J. Y. Schreyer, W.I. Spencer

             FOR              WITHHOLD AUTHORITY
        all nominees       to vote for all nominees
             / /                     / /

WITHHOLD FOR THE FOLLOWING ONLY
(Write the name of the nominee(s) in the space below)

____________________________________________________




THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2. Ratification of the selection of Ernst & Young as independent auditors for fiscal year ending December 31, 1994.

             FOR           AGAINST       ABSTAIN
             / /             / /           / /



Date                              , 1994
- ------------------------------------------

Signature
- ------------------------------------------

Signature
- ------------------------------------------

Please mark, date, and sign your name as it appears to the left and return in the enclosed envelope. When signing as an attorney, executor, administrator, trustee, or guardian, please give title as such. If signer is a corporation, please sign full corporate name by authorized officer and attach corporate seal. For joint accounts, each joint owner should sign.

                       CONFIDENTIAL VOTING INSTRUCTIONS

                           AMERADA HESS CORPORATION
                   EMPLOYEES' SAVINGS AND STOCK BONUS PLAN

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                   OF AMERADA HESS CORPORATION, MAY 4, 1994

To: CHEMICAL BANK, as Trustee of the Amerada Hess Corporation
    Employees' Savings and Stock Bonus Plan

     The undersigned instructs the Trustee to vote all full and fractional shares credited to his or her account in the Amerada Hess Corporation Common Stock Fund in the Amerada Hess Corporation Employees' Savings and Stock Bonus Plan at the Annual Meeting of Stockholders of Amerada Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 4, 1994, at 2:00 p.m., local time, and all adjournments thereof as directed on the reverse side of this card.

PLEASE INDICATE ON THE REVERSE SIDE OF THIS CARD HOW YOUR STOCK IS TO BE VOTED.

Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.

                (Continued and to be signed on the other side)

            __________                                      /X/ Please mark
              SHARES                                             your votes
                                                                   as this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

1. Election of the following nominees as Directors for three-year term expiring in 1997:
        P.S. Hadley, J.B. Hess, C.C.F. Laidlaw, W.A. Pogue, J. Y. Schreyer, W.I. Spencer

             FOR              WITHHOLD AUTHORITY
        all nominees       to vote for all nominees
             / /                     / /

WITHHOLD FOR THE FOLLOWING ONLY
(Write the name of the nominee(s) in the space below)

____________________________________________________




THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2. Ratification of the selection of Ernst & Young as independent auditors for fiscal year ending December 31, 1994.

             FOR           AGAINST       ABSTAIN
             / /             / /           / /



Date                              , 1994
- ------------------------------------------

Signature
- ------------------------------------------

Please mark, date, and sign your name as it appears to the left and return in the enclosed envelope no later than April 26, 1994.